Exhibit 99.1

MAYVILLE ENGINEERING COMPANY ANNOUNCES

SECOND QUARTER 2026 RESULTS

MILWAUKEE, Wis., August 4, 2026 – Mayville Engineering Company (NYSE: MEC) (the “Company” or “MEC”), a leading value-added provider of design, prototyping and manufacturing solutions serving diverse end markets, today announced results for the three-months ended June 30, 2026.

SECOND QUARTER 2026 RESULTS

(All comparisons versus the prior-year period)

●	Net sales of $163.0 million, or +23.2% y/y; organic net sales increased +9.2% y/y
●	Net loss of $2.1 million, or ($0.09) per diluted share; Non-GAAP Adjusted Diluted EPS of $0.07
●	Adjusted EBITDA of $13.2 million
●	Adjusted EBITDA margin of 8.1% of net sales
●	Quarterly Free Cash Flow of ($6.6) million
●	Ratio of net debt to trailing twelve-month Adjusted EBITDA of 2.9x1 as of June 30, 2026
●	Secured $40 million in Datacenter & Critical Power project awards

1 Trailing twelve-month Adjusted EBITDA is calculated per the Company’s current Credit Agreement

MANAGEMENT COMMENTARY

“Our second quarter results reflect stronger-than-expected order activity within our Commercial Vehicle end market and continued momentum across our Datacenter & Critical Power end market," said Jag Reddy, President and Chief Executive Officer. "Our execution remained strong as we continued to invest in resources and equipment necessary to support the accelerating customer demand. As volumes increased, margins improved through better capacity utilization, though we continued to absorb project launch costs associated with the ramp up of new Datacenter & Critical Power programs. At the same time, we are making selective decisions to prioritize capacity for higher-value, higher-margin programs that support long-term profitable growth."

"During the quarter, we secured approximately $40 million of new Datacenter & Critical Power project awards as customer demand remained robust," Reddy continued. "Our qualified opportunity pipeline continues to exceed $125 million, supported by strong customer quoting activity. Within our Commercial Vehicle end market, demand trends improved during the quarter, and we expect continued recovery through the remainder of the year, complemented by steady activity in our Construction & Access end market. Reflecting these favorable trends, we are raising our full-year 2026 net sales guidance by approximately 5%."

"We also completed a common stock offering during the quarter, generating approximately $94 million in net proceeds," Reddy concluded. "The proceeds were immediately used to reduce debt and strengthen our balance sheet, increasing our available liquidity to more than $100 million. Given the significant opportunities we continue to see across the Datacenter & Critical Power infrastructure market, we also intend to use a portion of the net proceeds from the offering to invest an incremental $50 million in organic growth initiatives across 2026 and 2027 to expand capacity to support higher-value programs. These investments position MEC to deliver attractive, sustainable returns on invested capital as we capitalize on a multi-year secular growth opportunity."

PERFORMANCE SUMMARY

Net sales increased by 23.2% on a year-over-year basis in the second quarter of 2026, primarily due to organic growth in the Datacenter & Critical Power, Commercial Vehicle, and Construction & Access end markets and the impact of the Accu-Fab acquisition completed in the third quarter of 2025. These increases were partially offset by lower demand in the Powersports, Agriculture and Military end markets.

Manufacturing margin was $17.7 million in the second quarter of 2026, or 10.9% of net sales, versus $13.6 million, or 10.3% of net sales, in the prior year period. The year-over-year increase in manufacturing margin was primarily attributable to higher margin sales contribution from the Accu-Fab acquisition and improved capacity utilization as demand in several legacy end markets improved. This increase was partially offset by $2.1 million of project launch costs and higher costs associated with ongoing workforce expansion to support demand.

Bonuses and deferred compensation expense was $4.8 million in the second quarter of 2026 as compared to $1.5 million in the prior year period. Other selling, general and administrative expenses were $9.3 million in the second quarter of 2026 as compared to $10.3 million for the same prior year period. The decrease in other selling, general and administrative expenses primarily reflects non-recurring executive transition expenses and Accu-Fab acquisition-related costs in the prior year period, partially offset by incremental SG&A expenses associated with the acquisition.

Interest expense was $3.5 million in the second quarter of 2026, as compared to $1.4 million in the prior year period, due to increased average borrowings and interest rate under the Company’s revolving credit facility and the timing of debt repayment during the second quarter of 2026.

Net loss for the second quarter of 2026 was $2.1 million, or ($0.09) per diluted share, versus net loss of $1.1 million, or ($0.05) per diluted share, in the prior year period.

MEC reported Adjusted EBITDA of $13.2 million in the second quarter of 2026, or 8.1% of net sales, versus $13.7 million, or 10.3% of net sales, in the prior year period. The decrease in Adjusted EBITDA is primarily due to Datacenter & Critical Power project launch costs, incremental SG&A expense related to the Accu-Fab acquisition, and increased gain sharing accruals, partially offset by the earnings contribution from the Accu-Fab acquisition and stronger Commercial Vehicle demand.

Second quarter Adjusted Net Income was $1.6 million, or $0.07 per diluted share, versus $3.4 million, or $0.16 per diluted share, in the prior year period. The decrease in Adjusted Net Income reflects lower income from operations and higher interest expense.

Free cash flow during the second quarter of 2026 was ($6.6) million as compared to $12.5 million in the prior year period. The decrease was primarily driven by lower cash flow from operations and higher capital expenditures related to equipment investments needed to support rapidly accelerating demand in the Datacenter & Critical Power end market.

END MARKET UPDATE

	Three Months Ended
	June 30,
	2026	2025
Commercial Vehicle	$50,826	$49,134
Datacenter & Critical Power	29,050	5,039
Construction & Access	23,135	20,173
Powersports	18,452	19,625
Agriculture	8,960	9,233
Military	6,456	8,342
Other	26,102	20,782
Net Sales	$162,981	$132,328

Commercial Vehicle

MEC is a Tier 1 supplier to many of the country’s top original equipment manufacturers (OEM) of commercial vehicles providing exhaust & aftertreatment, engine components, cooling, fuel and structural systems for both heavy- and medium-duty commercial vehicles.

Net sales to the Commercial Vehicle end market were $50.8 million in the second quarter of 2026, an increase of 3.4% versus the prior year period. The increase was attributable to higher OEM production of class 8 commercial vehicles, supported by improving freight market fundamentals and carrier profitability.

Datacenter & Critical Power

MEC manufactures precision metal enclosures, racks, frames, and sub-assemblies for OEMs that deliver reliable power distribution, backup energy systems, and intelligent power management solutions in mission-critical datacenter and electrical infrastructure environments.

Net sales to the Datacenter & Critical Power end market were $29.0 million in the second quarter of 2026, an increase of 476.5% versus the prior year period. The increase in sales reflects accelerating demand from legacy customers and revenues associated with the Accu-Fab acquisition. Organic net sales growth in this end market was 172.8% in the second quarter of 2026, when compared to the second quarter of 2025.

Construction & Access

MEC manufactures components and sub-assemblies for OEMs within the construction & access market including fenders, hoods, supports, frames, platforms, frame structures, doors and tubular products such as exhaust & aftertreatment, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the Construction & Access end market were $23.1 million in the second quarter of 2026, an increase of 14.7% versus the prior year period. The increase in net sales was primarily due to improved non-residential construction demand.

Powersports

MEC manufactures stampings and complex metal assemblies and coatings for OEMs within the all-terrain vehicles (ATV), side-by-sides, utility task vehicles (UTV), marine propulsion, and motorcycle markets. MEC’s powersports expertise includes axle housings, steering columns, swing arms, fenders, suspension components, ATV/UTV racks, cowl assemblies and vehicle frames.

Net sales to the Powersports end market were $18.5 million in the second quarter of 2026, a decrease of 6.0% versus the prior year period. The decrease in net sales to the Powersports end market was primarily driven by soft demand among ATV, UTV, and motorcycle OEMs resulting from ongoing offshoring initiatives.

Agriculture

MEC is an integral partner in the supply chain of the world’s leading agriculture OEMs manufacturing components and sub-assemblies including fenders, hoods, supports, frames, platforms, frame structures, doors, and tubular products such as exhaust, engine components, cooling system components, handrails and full electro-mechanical assemblies.

Net sales to the Agriculture end market were $9.0 million in the second quarter of 2026, a decrease of 3.0% versus the prior year period. The decrease in net sales in the Agriculture end market reflects continued demand softness for large agricultural equipment, partially offset by improved small agriculture equipment demand.

Military

MEC holds the International Traffic in Arms Regulations (ITAR) certification and produces components for the United States military. Products include exhaust, engine components, cooling, fuel, suspension, structural systems, and chemical agent resistant coating (CARC) painting capabilities.

Net sales to the Military end market were $6.5 million in the second quarter of 2026, a decrease of 22.6% versus the prior year period. The decrease in net sales compared to the prior year was due to program transition delays.

Other

MEC also produces a wide variety of components and assemblies for customers in the industrial equipment & fixtures, consumer tools, mining, forestry, automotive, and medical markets.

Net sales to Other end markets for the second quarter of 2026 were $26.1 million, an increase of 25.6% versus the prior year period. The increase in net sales compared to the prior year period was associated with strong aluminum extrusion demand.

BALANCE SHEET UPDATE

As of June 30, 2026, MEC had net debt outstanding of $134.7 million and total cash and availability on its senior secured revolving credit facility of $108.5 million. At the end of the second quarter, the ratio of net debt to trailing twelve-month Adjusted EBITDA was 2.9x, as calculated pursuant to the terms of the Company’s current credit agreement.

FINANCIAL GUIDANCE

Today, the Company is providing financial guidance for the third quarter of 2026 and updating its full-year financial guidance. All guidance is current as of the time provided and is subject to change.

	Q3 2025	Q3 2026 Forecast
(in Millions)	Actual	Low	Mid	High
Net Sales	$144.3	$160	$165	$170
Adjusted EBITDA	$14.1	$15.5	$17.0	$18.5

Third quarter 2026 sales guidance reflects continued recovery within the Company’s Commercial Vehicle and Construction & Access end markets, along with the ongoing ramp-up of Datacenter & Critical Power programs. Adjusted EBITDA guidance for the quarter also incorporates the impact of continued launch and outsourcing costs associated with new Datacenter & Critical Power programs. Free cash flow for the third quarter of 2026 is expected to reflect working capital efficiencies and planned capital expenditures of $10 million to $12 million.

	FY 2025	FY 2026 Forecast
(in Millions)	Actual	Low	Mid	High
Net Sales	$546.5	$620	$635	$650
Adjusted EBITDA	$47.1	$52	$56	$60
Free Cash Flow	$26.9	$7	$11	$15

The Company’s full-year 2026 guidance assumes a full year of Accu-Fab ownership, $50 million to $60 million of incremental cross-selling revenue, and continued improvement in several key legacy end markets. Guidance also incorporates launch and outsourcing costs associated with awarded Datacenter & Critical Power programs as they progress through their ramp-up phase. Free Cash Flow guidance reflects expected working capital efficiencies and planned capital expenditures of $25 million and $35 million.

SECOND QUARTER 2026 RESULTS CONFERENCE CALL

The Company will host a conference call on Wednesday, August 5, 2026 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

For a live webcast of the conference call and to access the accompanying investor presentation, please visit www.mecinc.com and click on the link to the live webcast on the Investors page.

For telephone access to the conference, call (833) 461-5787 and please use the Access Code: 936476675.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect plans, estimates and beliefs. Such statements involve risk and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements as a result of various factors. Important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements include, but are not limited to: macroeconomic conditions, including inflation, elevated interest rates, labor availability, material cost pressures trade policy uncertainty and inconsistent demand, have had, and may continue to have, a negative impact on our business, financial condition, cash flows and results of operations (including future uncertain impacts); risks relating to developments in the industries in which our customers operate; risks related to scheduling production accurately and maximizing efficiency; our ability to realize net sales represented by our awarded business; failure to compete successfully in our markets; our ability to maintain our manufacturing, engineering and technological expertise; the loss of any of our large customers or the loss of their respective market shares; risks related to entering new markets; our ability to recruit and retain our key executive officers, managers and trade-skilled personnel; macroeconomic conditions impacting datacenter & critical power end market demand; volatility in the prices or availability of raw materials critical to our business; manufacturing risks, including delays and technical problems, issues with third-party suppliers, environmental risks and applicable statutory and regulatory requirements; our ability to successfully identify or integrate acquisitions; geopolitical and economic developments, including foreign trade relations and associated tariffs; our ability to develop new and innovative processes and gain customer acceptance of such processes; risks related to our information technology systems and infrastructure; results of legal disputes, including product liability, intellectual property infringement and other claims; risks associated with our capital-intensive industry; risks related to our employee stock ownership plan’s treatment as a tax-qualified retirement plan; our ability to satisfy our current obligations under existing indebtedness and other factors described in “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2025, as such may be amended or supplemented in our subsequently filed Quarterly Reports on Form 10-Q. This discussion should be read in conjunction with our audited consolidated financial statements included in the Company’s previously filed Annual Report on Form 10-K for the year ended

December 31, 2025. We undertake no obligation to update or revise any forward-looking statements after the date on which any such statement is made, whether as a result of new information, future events or otherwise, except as required by federal securities laws.

ABOUT MAYVILLE ENGINEERING COMPANY

Founded in 1945, MEC is a leading U.S.-based, vertically-integrated, value-added manufacturing partner providing a full suite of manufacturing solutions from concept to production, including design, prototyping and tooling, fabrication, aluminum extrusion, coating, assembly and aftermarket components. Our customers operate in diverse end markets, including heavy- and medium-duty commercial vehicles, construction & access equipment, powersports, datacenter & critical power, agriculture, military and other end markets. Along with process engineering and development services, MEC maintains an extensive manufacturing infrastructure with 27 facilities, of which 22 are in use, across nine states. These facilities make it possible to offer conventional and CNC (computer numerical control) stamping, shearing, fiber laser cutting, forming, drilling, tapping, grinding, tube bending, machining, welding, assembly, and logistic services. MEC also possesses a broad range of finishing capabilities including shot blasting, e-coating, powder coating, wet spray and military grade chemical agent resistant coating (CARC) painting. For more information, please visit www.mecinc.com.

NON-GAAP FINANCIAL MEASURES

This press release contains financial information calculated in a manner other than in accordance with U.S. generally accepted accounting principles (“GAAP”).

The non-GAAP measures used in this press release are EBITDA, EBITDA Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow.

EBITDA represents net income (loss) before interest expense, provision (benefit) for income taxes, depreciation, and amortization. EBITDA Margin represents EBITDA as a percentage of net sales for each period. Adjusted EBITDA represents EBITDA before stock-based compensation expense, loss on extinguishment of debt, CFO transition costs, natural disaster costs, acquisition related costs and restructuring and impairment costs. Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of net sales for each period. Adjusted Net Income (Loss) and Adjusted Diluted EPS represent net income (loss) before the aforementioned Adjusted EBITDA addback items and acquisition related amortization of intangible assets, which do not reflect our core operating performance. Free Cash Flow represents net cash provided by, or used in, operating activities, less cash flows used in the purchase of property, plant and equipment. We present Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow as management uses these measures as key performance indicators, and we believe they are measures frequently used by securities analysts, investors and other parties to evaluate companies in our industry. These metrics are supplemental measures of our operating performance that are neither required by, nor presented in accordance with, GAAP. These measures should not be considered as an alternative to net income (loss) or cash flow provided by, or used in, operating activities, or any other performance measure derived in accordance with GAAP as an indicator of our operating performance. These measures may not be comparable to the similarly named measures reported by other companies and have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Please reference our reconciliation of net income (loss), the most directly comparable measure calculated in accordance with GAAP, to EBITDA, Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Diluted EPS, Free Cash Flow and the calculation of EBITDA Margin and Adjusted EBITDA Margin included in this press release.

Mayville Engineering Company, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	June 30,	December 31,
	2026	2025
ASSETS
Cash and cash equivalents	$2,203	$1,502
Receivables, net of allowances for doubtful accounts of $690 at June 30, 2026 and $577 at December 31, 2025	77,213	57,551
Inventories, net	69,280	59,398
Tooling in progress	4,137	4,746
Prepaid expenses and other current assets	6,608	5,217
Total current assets	159,441	128,414
Property, plant and equipment, net	152,859	149,996
Assets held for sale	3,082	1,402
Goodwill	140,452	140,246
Intangible assets, net	105,020	111,280
Operating lease assets	26,216	30,473
Other long-term assets	1,505	1,829
Total assets	$588,575	$563,640
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$64,729	$52,377
Current portion of operating lease obligation	6,922	6,729
Accrued liabilities:
Salaries, wages, and payroll taxes	6,837	2,753
Bonuses and deferred compensation	4,241	2,170
Other current liabilities	11,130	10,740
Total current liabilities	93,859	74,769
Bank revolving credit notes	125,718	202,525
Operating lease obligation, less current maturities	22,106	25,572
Deferred compensation, less current portion	5,407	5,240
Deferred income tax liability	6,998	11,298
Other long-term liabilities	9,003	3,499
Total liabilities	$263,091	$322,903
Commitments and contingencies
Common shares, no par value, 75,000,000 authorized, 27,684,120 shares issued at June 30, 2026 and 22,505,704 at December 31, 2025	—	—
Additional paid-in-capital	303,794	208,777
Retained earnings	41,706	51,976
Treasury shares at cost, 2,187,334 shares at June 30, 2026 and December 31, 2025	(20,016)	(20,016)
Total shareholders’ equity	325,484	240,737
Total liabilities and shareholders' equity	$588,575	$563,640

Mayville Engineering Company, Inc.

Condensed Consolidated Statements of Net Income (Loss)

(in thousands, except share amounts and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net sales	$162,981	$132,328	$307,761	$267,907
Cost of sales	145,284	118,704	279,107	238,755
Amortization of intangible assets	3,140	1,733	6,270	3,466
Bonuses and deferred compensation	4,845	1,525	9,650	4,850
Other selling, general and administrative expenses	9,324	10,290	18,489	19,182
Impairment of long-lived assets	—	—	1,544	—
Income (loss) from operations	388	76	(7,299)	1,654
Interest expense	(3,475)	(1,398)	(7,137)	(2,965)
Loss on extinguishment of debt	—	—	(134)	—
Income (loss) before taxes	(3,087)	(1,322)	(14,570)	(1,311)
Income tax expense (benefit)	(992)	(225)	(4,300)	(234)
Net income (loss) and comprehensive income (loss)	$(2,095)	$(1,097)	$(10,270)	$(1,077)

Earnings (loss) per share:
Basic	$(0.09)	$(0.05)	$(0.48)	$(0.05)
Diluted	$(0.09)	$(0.05)	$(0.48)	$(0.05)

Weighted average shares outstanding:
Basic	22,767,889	20,514,496	21,612,917	20,517,579
Diluted	22,767,889	20,699,151	21,612,917	20,718,822

Mayville Engineering Company, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	June 30,
	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(10,270)	$(1,077)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	15,913	15,619
Amortization	6,270	3,466
Allowance for doubtful accounts	113	46
Inventory excess and obsolescence reserve	921	(187)
Stock-based compensation expense	2,302	2,108
Loss (Gain) on disposal of property, plant and equipment	(4)	5
Impairment of long-lived assets	1,544	—
Deferred compensation	(415)	732
Loss on extinguishment of debt	134	—
Non-cash lease expense	3,141	2,644
Other non-cash adjustments	(181)	141
Changes in operating assets and liabilities:
Accounts receivable	(19,775)	(1,593)
Inventories	(10,803)	996
Tooling in progress	609	983
Prepaids and other current assets	(859)	(168)
Accounts payable	12,446	7,390
Deferred income taxes	(4,300)	(1,075)
Operating lease obligations	(3,325)	(2,596)
Accrued liabilities	5,215	(4,127)
Net cash provided by (used in) operating activities	(1,325)	23,307
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(12,263)	(5,408)
Proceeds from sale of property, plant and equipment	6	6
Net cash used in investing activities	(12,257)	(5,402)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank revolving credit notes	890,101	560,363
Payments on bank revolving credit notes	(966,908)	(570,808)
Proceeds from stock offering	93,884	—
Payments of financing costs	(398)	(793)
Shares withheld for employees' taxes	(1,169)	(1,335)
Purchase of treasury stock	—	(4,607)
Payments on finance leases	(1,227)	(725)
Net cash provided by (used in) financing activities	14,283	(17,905)
Net increase (decrease) in cash and cash equivalents	701	—
Cash and cash equivalents at beginning of period	1,502	206
Cash and cash equivalents at end of period	$2,203	$206

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net income (loss) and comprehensive income (loss)	$(2,095)	$(1,097)	$(10,270)	$(1,077)
Interest expense	3,475	1,398	7,137	2,965
Provision (benefit) for income taxes	(992)	(225)	(4,300)	(234)
Depreciation and amortization	11,234	9,603	22,184	19,086
EBITDA	11,622	9,679	14,751	20,740
Stock-based compensation expense	1,507	1,007	2,302	2,108
Loss on extinguishment of debt	—	—	134	—
CFO transition costs	—	1,148	—	1,148
Natural disaster costs	—	293	—	293
Acquisition related costs	—	1,548	—	2,378
Restructuring and impairment	45	—	2,460	—
Adjusted EBITDA	$13,174	$13,675	$19,647	$26,667
Net sales	$162,981	$132,328	$307,761	$267,907
EBITDA Margin	7.1%	7.3%	4.8%	7.7%
Adjusted EBITDA Margin	8.1%	10.3%	6.4%	10.0%

Mayville Engineering Company, Inc.

Reconciliation of Net Income (Loss) and Diluted EPS to Adjusted Net Income and Diluted EPS

(in thousands, except share amounts and per share data)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2026		2025		2026		2025
	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS	Earnings	Diluted EPS
Net income (loss) and comprehensive income (loss)	$(2,095)	$(0.09)	$(1,097)	$(0.05)	$(10,270)	$(0.48)	$(1,077)	$(0.05)
Stock-based compensation expense	1,507	0.07	1,007	0.05	2,302	0.11	2,108	0.10
Loss on extinguishment of debt	—	—	—	—	134	0.00	—	—
CFO transition costs	—	—	1,148	0.06	—	—	1,148	0.06
Natural disaster costs	—	—	293	0.01	—	—	293	0.01
Acquisition related costs	—	—	1,548	0.07	—	—	2,378	0.10
Restructuring and impairment	45	0.00	—	—	2,460	0.12	—	—
Acquisition related amortization of intangible assets	3,130	0.14	1,733	0.08	6,260	0.29	3,466	0.16
Tax effect of above adjustments	(1,002)	(0.05)	(1,219)	(0.06)	(2,433)	(0.12)	(1,781)	(0.09)
Adjusted net income (loss) and comprehensive income (loss)	$1,585	$0.07	$3,413	$0.16	$(1,547)	$(0.08)	$6,535	$0.29

Mayville Engineering Company, Inc.

Reconciliation of Free Cash Flow

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2026	2025	2026	2025
Net cash provided by (used in) operating activities	$1,431	$14,976	$(1,325)	$23,307
Less: Capital expenditures	8,079	2,446	12,263	5,408
Free cash flow	$(6,648)	$12,530	$(13,588)	$17,899